EXHIBIT 10.11

Pharma Services Holding, Inc.
c/o One Equity Partners
230 Park Avenue, 18th Floor
New York, New York 10022

October 30, 2003

Oppel Greeff
111 Beaver Dam Run
Durham, NC 27703

Re: Stock Option

Dear Oppel,

As you know, on September 25, 2003, Quintiles Transnational Corp. (“Quintiles”), became an indirect wholly-owned subsidiary of Pharma Services Holding, Inc. (the “Company”). We are pleased to inform you that you will be granted an option (“Option”) to purchase shares of common stock (“Shares”) of the Company pursuant to the Company’s Stock Incentive Plan (the “Plan”) and on the terms and conditions set forth below.

1.	Number of Shares subject to Option. 225,000 Shares.

2.	Exercise Price per Share. $14.50

3.	Vesting. The Option will vest and become exercisable as to as to 20% of the total number of Shares subject to the Option on the 25th day of each September, beginning September 25, 2004 and ending September 25, 2008, provided that (i) the Option will become fully vested and exercisable upon a “Sale of the Company”, as defined in the Plan, and the Committee will not exercise its discretion to provide otherwise, (ii) the Option will become fully vested and exercisable upon your termination of employment by reason of your death or pursuant to Section 4.3(ii) of your Executive Employment Agreement (physical or mental inability to perform), and (iii) the unvested portion of the Option will become vested and exercisable upon your termination of employment under circumstances entitling you to severance benefits pursuant to Section 5.2 of your Executive Employment Agreement as to the total number of Shares subject to the Option multiplied by the “vesting percentage”, as defined below. In no event will any portion of the Option that is not vested and exercisable at the time of your termination of employment with the Company and its subsidiaries for any reason (after taking into account any vesting that occurs upon termination of employment pursuant to clauses (ii) and (iii) of the preceding sentence) become vested and exercisable following such termination. For purposes of the foregoing, “vesting percentage” means 20% multiplied by a fraction, the numerator of which is the number of days that have elapsed from the 25th day of September that immediately precedes the date of your termination of employment through the date of such termination, and the denominator of which is 365, provided that if the date of your termination of employment falls on the 25th day of any September, the vesting percentage shall be zero.

4.	Termination of Option. The Option will terminate as provided in Section 5(b) of the Plan.

5.	Restrictions on Shares. Any Shares that you acquire upon exercise of the Option will generally be nontransferable, and subject to such other restrictions as contained in Section 8 of the Plan. For purposes of Section 8(c)(ii) of the Plan (Repurchase Right), in making a good faith determination of “Fair Market Value”, the Committee will take into account the most recent outside event pursuant to which a value of a Share can be implied (including, without limitation, an equity issuance, stock option grant or valuation by an appraisal firm, investment bank or similar organization), provided that if no such event has occurred within the preceding 12 months, the Committee shall obtain a new valuation by an appraisal firm, investment bank or similar organization, and shall take such valuation into account in determining Fair Market Value. For purposes of the proviso contained in Section 8(c)(ii) of the Plan, clause (x) thereof shall not apply, and clause (z) shall apply only if the breach referred to therein is material.

6.	Taxes. A separate information statement describing the tax considerations relating to the Option grant will be provided to you.

7.	Subject to Plan. The Option is being granted pursuant to the Plan, a copy of which is attached, and is subject to the terms of the Plan in all respects.

8.	Condition. The grant of the Option is conditional upon your execution of an amendment to your Executive Employment Agreement in the form attached as Exhibit A no later than November 17, 2003.

9.	Acknowledgement. You acknowledge: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that each grant of an Option is a one-time benefit, which does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options; (iii) that all determinations with respect to any such future grants, including, but not limited to, the times when Options shall be granted, the number of shares subject to each Option, the Option price, and the time or times when each Option shall be exercisable, will be at the sole discretion of the Committee; (iv) that your participation in the Plan shall not create a right to further employment with the Company or its affiliates and shall not interfere with the Company’s, its affiliates’ or your ability to terminate your employment relationship at any time with or without cause; (v) that your participation in the Plan is voluntary; (vi) that the value of the Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; and (vii) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

10.	Employee Data Privacy. As a condition of the grant of Option, you consent to the collection, use and transfer of personal data as described in this Section 10. You understand that the

Company and its Affiliates hold certain personal information about you including, but not limited to, your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, shares of common stock or directorships held in the Company, details of all Options or other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). You further understand that the Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in your country of residence or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding shares of common stock on your behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. You understand that he or she may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

* * * *

Sincerely yours,

PHARMA SERVICES HOLDING, INC.

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